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                                                                        CONTACTS

                                                                   For Investors
                                                                Jennifer Ruddock
                                                                    650-216-2129
                                                 JENNIFER.RUDDOCK@TUMBLEWEED.COM

                                                                       For Media
                                                                    Lisa Poulson
                                                       Tumbleweed Communications
                                                                    650-216-2020
                                                     LISA.POULSON@TUMBLEWEED.COM



             TUMBLEWEED ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS
                FOURTH QUARTER REVENUE BELOW COMPANY EXPECTATIONS
                     COMPANY OUTLINES RESTRUCTURING FOR 2001

REDWOOD CITY, CA - JANUARY 3, 2001 - Tumbleweed-Registered Trademark-Communications Corp. (Nasdaq: TMWD), a leading provider of secure Internet messaging services, today announced preliminary financial results for the quarter and year ending December 31, 2000. As a result of what the company believes to be slower IT spending industry-wide as well as delayed purchasing decisions, the company expects fourth quarter revenue to be between $7.5 and $8.0 million, an increase of between 65 - 76% over fourth quarter 1999 revenues of $4.54 million, but lower than the company's previous expectation for the quarter. At the end of the calendar year 2000, Tumbleweed's cash balance was approximately $70 million.

For the quarter ending December 31, 2000, the company expects to report a net loss, excluding expenses related to stock compensation expense, amortization of goodwill and other intangibles and acquisition-related charges, of between $17.0 and $18.1 million, as compared to $7.6 million in the fourth quarter of 1999. For calendar year 2000, the company expects to report total revenue in the range of $36.6 to $37.1 million, compared to total revenue in 1999 of $15.3 million from continuing product lines. Also for calendar year 2000, the company expects to report a net loss, excluding expenses related to stock compensation expense, amortization of goodwill and other intangibles and acquisition-related charges, of between $39.9 and $41.0 million, as compared to $20.6 million in calendar 1999. Actual results are expected to be announced on January 25, 2001.

"Although we had a good start to the fourth quarter and continue to see demand for our products, market conditions changed considerably in December. We are proactively making changes in our organization to operate more effectively in the new climate. We evaluated our product and sales performance, and continue to see solid growth opportunities for 2001. We've revised our growth targets accordingly, and now expect



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revenue growth in 2001 to be in the range of 50-60% over 2000 revenue based on our current pricing model, rather than our previous expectation of 100% growth," said Jeffrey C. Smith, president and CEO, Tumbleweed Communications Corp.

"We've concluded that the best path for Tumbleweed and its shareholders is an emphasis on the markets and products where we've already achieved the highest degree of success. We believe that our products, which create significant cost-efficiencies, will appeal strongly to our customers and prospects who are focusing more and more on the bottom line in this new economic environment. By re-aligning our sales, marketing, and engineering efforts to maximize these opportunities, our objective is to achieve positive cash flow sooner than we had originally planned," Smith continued.

RESTRUCTURING

In light of changing market conditions, Tumbleweed has thoroughly reviewed its worldwide business unit and product performance. The company is re-aligning resources to focus on the strongest opportunities in 2001 and cutting operating expenses. As a result, Tumbleweed expects to reduce total headcount by approximately 20% and to recognize a one-time charge related to restructuring in the first quarter 2001. The company will offer more detail on this charge in its regularly scheduled quarterly conference call on January 25.

CHANGE TO SUBSCRIPTION-BASED PRICING MODEL

The company also announced it intends to change to a subscription-based pricing model in 2001. Under the subscription model, revenue from new customer contracts will be recognized ratably over the life of the contract, generally between 12-24 months. "Tumbleweed's customers have expressed interest in subscription-based pricing," said Smith. "We're also interested in this new model because it simplifies the contract process, increases revenue visibility and improves our cash flow."

CONFERENCE CALL

Tumbleweed Communications Corp. (NASDAQ:TMWD) will hold a conference call with the investment community at 5:30 a.m. Pacific time today to discuss preliminary fourth quarter results, the company restructuring, the outlook for 2001, and the transition to a subscription-based pricing model. This conference call will be simultaneously webcast via StreetFusion. For information, see www.tumbleweed.com, http://www.tumbleweed.com/company/investor_relations/index.
html. In addition, a telephonic replay of the call will be available at the same URL address and also by phone, at 719-457-0820, code #477261.

ABOUT TUMBLEWEED COMMUNICATIONS

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Tumbleweed Communications Corp. (NASDAQ: TMWD) is a leading provider of secure
Internet messaging services. Our products and services enable businesses to create and manage secure online communication channels that leverage established e-mail networks and enterprise applications. Tumbleweed Integrated Messaging Exchange is a platform and set of applications for creating secure communications channels between a business and its customers, partners, and suppliers. Tumbleweed Messaging Management System is a comprehensive solution that extends internal email systems to the Internet through centralized security, policy enforcement, filtering and archiving. Used together, Tumbleweed IME and Tumbleweed MMS automatically apply security policies and redirect sensitive email for secure, trackable delivery. Companies that rely on Tumbleweed IME or MMS products include American Express, Chase Manhattan Bank, Datek Online, the European Union's Joint Research Council, the Food and Drug Administration, Northern Trust, UPS, Pitney Bowes, TD Waterhouse, and the United States Postal Service.


EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE FORWARD LOOKING STATEMENTS INCLUDE THE COMPANY'S EXPECTATIONS FOR REVENUE GROWTH IN 2001 AND WITH RESPECT TO QUARTERLY AND ANNUAL REVENUE, AND EARNINGS IN 2000, WHICH AT THIS TIME ARE PRELIMINARY AND SUBJECT TO ADJUSTMENT. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "POTENTIAL," "CONTINUE," "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "ESTIMATES," AND SIMILAR EXPRESSIONS. FOR FURTHER CAUTIONS ABOUT THE RISKS OF INVESTING IN TUMBLEWEED, WE REFER YOU TO THE DOCUMENTS TUMBLEWEED FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, PARTICULARLY TUMBLEWEED'S FORM S-1 FILED JULY 26, 2000, FORM S-4 FILED AUGUST 3, 2000, FORM 10-K FILED MARCH 30, 2000, AND FORM 10-Q FILED NOVEMBER 14, 2000. TUMBLEWEED ASSUMES NO OBLIGATION TO UPDATE INFORMATION CONTAINED IN THIS PRESS RELEASE.

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